Nittany Financial Corp.
                              116 East College Ave.
                             State College, PA 16801


                                                 Subject:   6 For 5 Stock Split

                                                 Contact: Samuel J. Malizia,
                                                          Chairman of the Board

                                                          David Z. Richards, Jr.
                                                          President & CEO
                                                          (814) 238-5724

                                                 Date:    February 24, 2004


FOR IMMEDIATE RELEASE
---------------------

                    Nittany Financial Declares Stock Dividend

State College, Pennsylvania - Nittany Financial Corp. (OTC Stock Symbol: NTNY), parent holding company of Nittany Bank, Nittany Asset Management Inc. and Vantage Investment Advisors, LLC., announced that the Company's Board of Directors has declared a six-for-five stock split, payable in the form of a 20% stock dividend. The Company intends to effect the issuance of the 20% stock dividend on the Company's outstanding common stock, payable on or about March 31, 2004, to stockholders of record as of March 10, 2004.

Samuel J. Malizia, Chairman of the Board of the Company, stated that, "The Board of Directors is very pleased to issue a 20% stock dividend after issuing a similar 20% stock dividend in the first quarter of 2003. We expect this dividend to enhance long-term shareholder value." President and CEO David Richards added that, "The Board of Directors firmly believes that the growth and profitability of the Company has created a market value which justifies the payment of a stock dividend."

As a result of the Board's action, the 1,603,960 outstanding shares of the Company's common stock will increase by approximately 320,792 shares. As of December 31, 2003, the Company has total assets, deposits and stockholders equity of approximately $248 million, $220 million and $14.8 million, respectively, in it's fifth full year of operation.

About Nittany Financial Corp.
Nittany Financial Corp. (OTC Ticker Symbol "NTNY") is the parent company for Nittany Bank, a federally chartered financial institution headquartered and operated solely in the State College market with $248 million in assets. Nittany Bank began operations in October, 1998 and currently operates four offices with 55 employees. Nittany Bank offers a full range of financial services through its four offices, five ATM's, telephone banking (814-231-1800) and transactional internet banking site at www.NittanyBank.com . Deposits at Nittany Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC).

The parent company, Nittany Financial Corp., also owns two investment subsidiaries. Nittany Asset Management Inc. offers retail investment products through the bank's four offices. Vantage Investment Advisors LLC., is a Registered Investment Advisory firm providing fee based investment management services. Vantage currently manages approximately $200 million in investments for small business retirement plans and individuals.